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                                [BIRDS EYE LOGO]
                                                                    EXHIBIT 99.1
                                 BIRDS EYE FOODS
                          MANAGEMENT INCENTIVE PROGRAM
                                   FISCAL 2006

Birds Eye Foods Management Incentive Program is a discretionary annual cash bonus program. The objective of the program is to align key managers' financial objectives with those of Birds Eye Foods owners. The Plan recognizes the impact key managers can have on the achievement of Birds Eye Foods' business goals by rewarding those achievements.

Participation

Participation is limited to a group of key managers selected by the management executive committee and approved by the board of directors. Participation will be determined each year, and participation in one year does not guarantee participation in future years.

Target Bonus Awards

Individual target bonus awards are established solely to create a bonus pool. Each participating manager's target bonus award, or bonus opportunity, is based on competitive bonuses paid at other food companies which are similar in size to Birds Eye Foods and is expressed as a percentage of base salary paid during the fiscal year. The sum of these individual target bonus awards represents the company's target bonus pool.

Vice President, Director, and Facility Managers- Target bonus percentages for salaried exempt employees at a vice president, director or facility manager level are determined according to a sliding scale.

All other selected participants- Any other managers selected to participate in this program have a target bonus percentage of 10% of base salary paid during the fiscal year.

Targeted Bonus Pool

The sum of all participants' individual target bonus awards creates the overall target bonus pool.





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Fiscal 2006 Performance Targets

Unique to Fiscal 2006, approximately ninety percent (90%) of the bonus pool will be based on EBITDA pre-incentives. The remaining ten percent (10%) of the bonus pool will be set aside to be based on individual performance to reward high performers on a selected basis. The performance targets and this program overall are subject to change each year to insure they are consistent with Birds Eye Foods annual business objectives and strategic direction.

Incentive Awards

All individual awards are discretionary and will be determined by the Management Executive Committee member based on the associate's individual performance, with final approval of the Birds Eye Foods CEO. Therefore, favorable performance of Birds Eye Foods as a whole does not guarantee a bonus payment to any individual participant; rather it represents bonus opportunity. Participants' individual target bonuses are used solely to create the overall target bonus pool. Birds Eye Foods' performance against pre-established targets will either increase or decrease the bonus pool. The allocation to each individual of this bonus pool is totally discretionary, based on individual performance. The maximum award any participant may receive is 200% of his or her individual target bonus.

Any participant receiving a performance rating of `Below Expectations' will be ineligible for an annual bonus award.

The Compensation Committee of the Board of Directors must approve all bonus payments before they are paid.

Payment of Bonuses

Individual bonus awards will be paid via payroll on the September 15th following each fiscal year end. ("Highly compensated employees" have the ability to defer all or a portion of their annual bonus into the Non-qualified 401(k) Plan.) The payments are subject to the appropriate income and payroll tax withholding, 401(k) deductions, and court-ordered garnishments. Deferred awards are subject to FICA withholding in the year they are earned.

In order to receive an award, an individual must be an actively employed associate of the company and on the active payroll on the September 15th payment date. Exceptions to this are for retirement, disability or death, which may occasion pro-rata payments, based upon actual salary earned during the fiscal year. Any other exceptions are to be made only with the approval of the Birds Eye Foods CEO.

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Future of the Program

This program is reviewed annually by the Company and its board of directors to insure that it is consistent with the company's business objectives. The Company reserves the right to amend or terminate this Program at any time, at its discretion.

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